Exhibit 23

Consent of Independent Certified Public Accountants

TBA Entertainment Corporation
Encino, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-62507) and on Form S-8 (File No. 333-62284) of TBA Entertainment Corporation of our report dated February 21, 2003, except for Notes 1 and 5, which are as of April 10, 2003, relating to the consolidated financial statements of TBA Entertainment Corporation as of December 31, 2002 and for the year then ended, which report is included in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

Los Angeles, California
April 15, 2003